EXHIBIT 23.5

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 19, 2004, with respect to the combined financial statements of REMEC Wireless Systems, a reportable segment of REMEC, Inc. for the years ended January 31, 2004 and 2003, included in the Registration Statement on Form S-4 expected to be filed on or about July 11, 2005 and the related Proxy of REMEC, Inc (the “Proxy”).

We also consent to the incorporation by reference in this Proxy of our report dated March 19, 2004 with respect to the consolidated financial statements of REMEC, Inc. for the years ended January 31, 2004 and 2003, and our report included in the following paragraph with respect to the financial statement schedule of REMEC, Inc. included in the Annual Report on Form 10-K/A Amendment No. 1 of REMEC, Inc. for the year ended January 31, 2005.

Our audits of REMEC, Inc. for the two years ended January 31, 2004 and 2003 also included the financial statement schedule of REMEC, Inc. listed in Item 15(a) of the Annual Report on Form 10-K/A Amendment No. 1 of REMEC, Inc. for the year ended January 31, 2005. This schedule is the responsibility of REMEC, Inc.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is March 19, 2004, the financial statement schedule referred to above, when considered in relation to the basic financial statements of REMEC, Inc. taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    ERNST & YOUNG LLP

San Diego, California

July 7, 2005